UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 2, 2013

      AEI NET LEASE INCOME & GROWTH FUND XX LIMITED PARTNERSHIP
 (Exact name of registrant as specified in its charter)

     State of Minnesota                                 000-23778                      41-1729121
(State or other jurisdiction                 (Commission File                     (IRS Employer
      of incorporation)                               Number)                                Identification No.)

30 East 7th Street, Suite 1300, St. Paul, Minnesota, 55101
 (Address of Principal Executive Offices)

(651) 227-7333
 (Registrant's telephone number, including area code)

___________________________________________________________
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
       (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
       (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On August 2, 2013, the Partnership sold its 40% interest in a Scott & White Clinic in College Station, Texas to 16400 Partners, LLC, an unrelated third party.  The Partnership received net cash proceeds of approximately $1,850,000 for the property, which resulted in a net gain of approximately $485,600.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired – Not Applicable.

(b)
Pro forma financial information – A limited number of pro forma adjustments are required to illustrate the effects of the transaction on the balance sheet and income statement.  The following narrative description is furnished in lieu of pro forma statements.  Assuming the Partnership had sold the property on January 1, 2012:

The Partnership's Investments in Real Estate would have been reduced by $1,423,010 and its Current Assets (cash) would have increased by $1,850,000 and Partners’ Capital would have increased by $426,990.

For the year ended December 31, 2012, Income from Continuing Operations would have decreased $83,522, representing a decrease in rental income of $123,200, a decrease in depreciation expense of $39,074 and a decrease in property management expenses of $604.  For the three months ended March 31, 2013, Income from Discontinued Operations would have decreased $20,989, representing a decrease in rental income of $30,800, a decrease in depreciation expense of $9,769 and a decrease in property management expenses of $42.

The net effect of these pro forma adjustments would have caused Net Income to decrease from $711,478 to $627,956 and from $203,658 to $182,669, which would have resulted in Net Income of $28.44 and $8.39 per Limited Partnership Unit outstanding for the year ended December 31, 2012 and the three months ended March 31, 2013, respectively.

(c)	Shell company transactions – Not Applicable.

(d)	Exhibits – not required. The property sold represents less than 15% of the total assets of the Partnership as of August 2, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AEI INCOME & GROWTH FUND XX LIMITED PARTNERSHIP

	By:	AEI Fund Management XX, Inc.
	Its:	Managing General Partner

Date: August 7, 2013	By:	/s/ PATRICK W KEENE
Patrick W. Keene
Chief Financial Officer